Exhibit 99.1

STARTEK Reports Fourth Quarter and Full Year 2017 Results

GREENWOOD VILLAGE, CO - March 15, 2018 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, is reporting its fourth quarter and full year 2017 financial results.

Management Commentary
“Today, we are announcing a strategic transaction involving Aegis, one of the leading global service providers of customer experience management,” said Chad Carlson, CEO of STARTEK. “This combination provides us with the opportunity to significantly diversify our revenue base and expand into new growth markets, while adding global economies of scale to enhance margins and profitability. We truly could not have found a more complementary partner to join us in our next evolution of growth.

“In January, we entered into a multi-year strategic alignment with one of the largest and fastest growing companies in the world. This was a critical win that will enable us to expedite the diversification of our revenue while reducing vertical concentration in the wireless industry. We look forward to building upon this relationship for many years to come.

“Q4 was certainly a challenge as we worked to conclude the high-grading initiative discussed last year to improve the overall quality of revenue. We experienced a delay in ramping new business due to client delays and a challenging labor market, which led to a drag on both revenue and margins. We also experienced soft call volumes related to the new iPhone X launch, which compares to robust volumes for the iPhone 7 in the 2016 quarter. We have been actively working with our clients this year to accelerate the new business ramps and more effectively align our cost structure.

“Looking ahead, we will continue to focus on revenue diversification, operating efficiencies and providing a high level of service to our clients. We will also work diligently to ramp new business wins as we integrate with the Aegis platform. We are excited to embrace the new larger team once the transaction closes and work together to become a formidable global provider for clients. With the significant strategic developments announced this year, we are all the more confident in STARTEK’s position to realize sustainable, predictable, profitable growth.”

Fourth Quarter 2017 Financial Results
Total revenue in the fourth quarter was $71.6 million compared to $77.1 million in the year-ago quarter. The decrease was primarily due to a temporary decline in production billings related to the company’s margin improvement initiative, as well as lower call volumes related to the iPhone X launch compared to the prior year. This was partially offset by new business and net growth from existing clients.

Gross profit in the fourth quarter of 2017 was $6.0 million compared to $10.7 million in the same period of 2016.

Gross margin in the fourth quarter was 8.4% compared to 13.8% in the year-ago quarter, primarily due to the temporary decline in production billings while continuing to incur site fixed and variable costs related to new client ramps. This was partially offset by higher-margin new business.

Selling, general and administrative (SG&A) expenses remained flat at $8.5 million compared to the year-ago quarter. As a percentage of revenue, SG&A was 11.8% compared to 11.1%.

Net loss for the fourth quarter was $2.5 million or $(0.15) per share, compared to net income of $1.2 million or $0.07 per share in the year-ago quarter.

Adjusted EBITDA* in the fourth quarter was $0.6 million compared to $5.4 million in the year-ago quarter. The decline was primarily due to the aforementioned factors impacting revenue and gross margin.

Free cash flow* in the fourth quarter was $(1.5) million compared to $(3.4) million in the fourth quarter of 2016.

At December 31, 2017, the company’s cash position was $1.5 million compared to $1.0 million at December 31, 2016. STARTEK closed the quarter with a $19.1 million balance on its $50 million credit facility compared to $26.0 million outstanding at December 31, 2016.

*A non-GAAP measure defined below

Full Year 2017 Financial Results
Total revenue in 2017 was $292.6 million compared to $307.2 million in 2016.

Gross profit was $32.4 million compared to $36.4 million in 2016, with gross margin of 11.1% compared to 11.9% in 2016.

SG&A expenses in 2017 were $32.6 million compared to $33.2 million in 2016. As a percentage of revenue, SG&A was 11.1% compared to 10.8% in 2016.

Adjusted EBITDA in 2017 was $12.5 million compared to $17.0 million in 2016.

Net loss was $1.3 million or $(0.08) per diluted share in 2017, compared to net income of $0.4 million or $0.02 per share in 2016.

Free cash flow in 2017 was $8.3 million compared to $7.1 million in 2016.

Conference Call and Webcast Details
STARTEK will hold a conference call today at 9:00 a.m. Eastern time to discuss its fourth quarter and full year 2017 results and strategic transaction. Management will host the conference call, followed by a question and answer period.

Date: Thursday, March 15, 2018
Time: 9:00 a.m. Eastern time (7:00 a.m. Mountain time)
Toll-free dial-in number: 1-844-239-5283
International dial-in number: 1-574-990-1022
Conference ID: 7092767

During the call, STARTEK management will refer to a supplementary slide presentation, which is available for download in the Investors section of the company's website.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will also be broadcast live and available for replay here.

A replay of the conference call will be available after 12:00 p.m. Eastern time on the same day through 12:00 p.m. on March 22, 2018.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406

Replay ID: 7092767

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our clients’ brands. For over 30 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Sean Mansouri or Cody Slach
Liolios Group, Inc.
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue	$71,600	$77,127	$292,604	$307,200
Cost of services	65,559	66,452	260,242	270,779
Gross profit	6,041	10,675	32,362	36,421
Selling, general and administrative expenses	8,469	8,528	32,584	33,196
Impairment losses and restructuring charges, net	92	8	520	364
Operating income (loss)	(2,520)	2,139	(742)	2,861
Interest and other (expense), net	(303)	(563)	(970)	(1,748)
Income (loss) before income taxes	(2,823)	1,576	(1,712)	1,113
Income tax expense (benefit)	(371)	384	(436)	718
Net income (loss)	$(2,452)	$1,192	$(1,276)	$395

Net income (loss) per common share - basic	(0.15)	0.08	(0.08)	0.03
Net income (loss) per common share - diluted	(0.15)	0.07	(0.08)	0.02

Weighted average shares outstanding - basic	16,150	15,769	15,966	15,731
Weighted average shares outstanding - diluted	16,150	16,835	15,966	16,258

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,456	$1,039
Trade accounts receivable, net	53,052	60,179
Other current assets	3,641	3,810
Total current assets	58,149	65,028
Property, plant and equipment, net	19,943	23,276
Other assets	17,906	18,504
Total assets	$95,998	$106,808
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	25,948	54,364
Other liabilities	23,111	7,700
Total liabilities	49,059	62,064
Total stockholders’ equity	46,939	44,744
Total liabilities and stockholders’ equity	$95,998	$106,808

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Operating Activities
Net income (loss)	$(2,452)	$1,192	$(1,276)	$395
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,697	2,868	11,080	12,250
Share-based compensation expense	270	443	1,015	1,722
Amortization of deferred gain on sale leaseback transaction	—	—	—	—
Changes in operating assets and liabilities and other, net	1,088	(5,062)	4,709	(3,430)
Net cash provided by (used in) operating activities	1,603	(559)	15,528	10,937
Investing Activities
Purchases of property, plant and equipment	(3,146)	(2,859)	(7,185)	(3,797)
Proceeds from sale of assets	8	16	350	40
Cash paid for acquisitions of businesses	—	(208)	—	(825)
Net cash used in investing activities	(3,138)	(3,051)	(6,835)	(4,582)
Financing Activities
Other financing, net	1,133	3,177	(8,784)	(8,844)
Net cash provided by (used in) financing activities	1,133	3,177	(8,784)	(8,844)
Effect of exchange rate changes on cash	522	681	508	902
Net increase (decrease) in cash and cash equivalents	120	248	417	(1,587)
Cash and cash equivalents at beginning of period	$1,336	$791	$1,039	$2,626
Cash and cash equivalents at end of period	$1,456	$1,039	$1,456	$1,039

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA and Free cash flow. Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the periods presented.

Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$(2,452)	$1,192	$(1,276)	$395
Income tax (benefit) expense	(371)	384	(436)	718
Interest expense, net	369	530	1,604	1,574
Impairment losses and restructuring charges, net	92	8	520	364
Depreciation and amortization expense	2,697	2,868	11,080	12,250
(Gains) losses on disposal of assets	(1)	16	3	(3)
Share-based compensation expense	270	443	1,015	1,722
Adjusted EBITDA	$604	$5,441	$12,510	$17,020

The Company defines non-GAAP free cash flow as net cash provided by (used in) operating activities reduced by capital expenditures. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since capital expenditures are a necessary component of ongoing operations. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and it should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Free cash flow:

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net cash provided by (used in) operating activities	1,603	(559)	15,528	10,937
Purchases of property, plant and equipment	(3,146)	(2,859)	(7,185)	(3,797)
Free cash flow	$(1,543)	$(3,418)	$8,343	$7,140